Exhibit 99.1

News Release | January 14, 2026
Wells Fargo Reports Fourth Quarter 2025 Net Income of $5.4 billion, or $1.62 per Diluted Share
Net income, excluding a notable item, of $5.8 billion, or $1.76 per diluted share[1]

Company-wide Financial Summary

	Quarter ended
	Dec 31, 2025	Dec 31, 2024
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$21,292	20,378
Noninterest expense	13,726	13,900
Provision for credit losses[2]	1,040	1,095
Net income	5,361	5,079
Diluted earnings per common share	1.62	1.43
Selected Balance Sheet Data ($ in billions)
Average loans	$955.8	906.4
Average deposits	1,377.7	1,353.8
CET1[3]	10.6%	11.1
Performance Metrics
ROE[4]	12.3%	11.7
ROTCE[5]	14.5	13.9

Operating Segments and Other Highlights

	Quarter ended	Dec 31, 2025 % Change from
($ in billions)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Average loans
Consumer Banking and Lending (CBL)[6]	$329.3	1%	2
Commercial Banking (CB)[6]	224.0	2	1
Corporate and Investment Banking	312.9	6	14
Wealth and Investment Management	88.7	3	6
Average deposits
Consumer Banking and Lending[6]	778.6	—	1
Commercial Banking[6]	181.0	5	(2)
Corporate and Investment Banking	214.5	5	5
Wealth and Investment Management	134.5	6	14
Capital
◦Repurchased 58.2 million shares, or $5.0 billion, of common stock in fourth quarter 2025

Fourth quarter 2025 notable item:
◦$612 million, or $0.14 per share, of severance expense

Chairman and Chief Executive Officer Charlie Scharf commented, “Strong financial performance, removal of the asset cap imposed by the Federal Reserve, termination of multiple consent orders, and stronger growth in both our consumer and commercial businesses make me proud of our 2025 results.
We achieved our prior ROTCE[5] target of 15% and have set a new medium-term target of 17-18%. As compared to full year 2024, diluted earnings per share grew 17%, fee-based income grew 5%, credit performance was strong as net charge-offs declined by 16%, and expenses grew less than 1%. We continued to operate with significant excess capital while returning $23 billion to shareholders through $18 billion in common stock repurchases and increasing our dividend per common share by 13% in 2025.
We have worked hard to balance short-term performance and investing for long-term success. We have funded significant increased investments in infrastructure and business growth by driving greater savings from efficiencies across the company. Over the past 5 years, gross expense reductions of $15 billion have allowed us to make these investments while reducing the total expense base.”
“Evidence of increased growth can be seen across the company. In our consumer businesses, credit card continues to see strong increases in spend and new accounts grew over 20% from a year ago. Auto lending returned to growth with balances up 19% from the prior year. Net checking account growth was stronger and deposits and investment balances in our affluent offering – Wells Fargo Premier® – grew 14% from the prior year. Advisory fees in our Wealth and Investment Management business grew 8%. In our commercial businesses, loans grew 12%. Investment banking fees increased 14%. We grew investment banking market share and our M&A ranking increased from 12 to 8,” Scharf added.
“We have built a strong foundation and have made great progress in improving growth and returns though we have operated with significant constraints. We are excited to now compete on a level playing field and are able to dedicate even more resources to growth with the ability to grow our balance sheet. The dedication and hard work of all those at Wells Fargo has positioned us to enter 2026 in a position of strength and we are excited by the momentum we have and opportunities in front of us,” Scharf concluded.

Endnotes are presented on page 9.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2025, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
Selected Company-wide Financial Information

	Quarter ended			Dec 31, 2025 % Change from		Year ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Earnings ($ in millions except per share amounts)
Net interest income	$12,331	11,950	11,836	3%	4	$47,484	47,676
Noninterest income	8,961	9,486	8,542	(6)	5	36,215	34,620
Total revenue	21,292	21,436	20,378	(1)	4	83,699	82,296
Net charge-offs	1,030	954	1,188	8	(13)	3,990	4,759
Change in the allowance for credit losses	10	(273)	(93)	104	111	(332)	(425)
Provision for credit losses[1]	1,040	681	1,095	53	(5)	3,658	4,334
Noninterest expense	13,726	13,846	13,900	(1)	(1)	54,842	54,598
Income tax expense	1,103	1,300	120	(15)	819	3,841	3,399

Wells Fargo net income	$5,361	5,589	5,079	(4)	6	$21,338	19,722
Diluted earnings per common share	1.62	1.66	1.43	(2)	13	6.26	5.37

Balance Sheet Data (average) ($ in billions)
Loans	$955.8	928.7	906.4	3	5	$927.5	915.4
Deposits	1,377.7	1,339.9	1,353.8	3	2	1,347.2	1,345.9
Assets	2,079.8	2,010.2	1,918.5	3	8	1,986.3	1,916.7

Financial Ratios
Return on assets (ROA)	1.02%	1.10	1.05			1.07%	1.03
Return on equity (ROE)	12.3	12.8	11.7			12.4	11.4
Return on average tangible common equity (ROTCE)[2]	14.5	15.2	13.9			14.6	13.4
Efficiency ratio[3]	64	65	68			66	66
Net interest margin on a taxable-equivalent basis	2.60	2.61	2.70			2.64	2.73
Fourth Quarter 2025 vs. Fourth Quarter 2024
◦Net interest income increased 4%, driven by higher loan and investment securities balances, improved results in our Markets business, and fixed rate asset repricing, partially offset by deposit mix changes
◦Noninterest income increased 5%. Fourth quarter 2024 included $448 million of net losses due to a repositioning of the investment securities portfolio. Fourth quarter 2025 included higher asset-based fees in Wealth and Investment Management (WIM) on higher market valuations, as well as higher card fees, deposit-related fees, and mortgage banking fees, while results from our venture capital investments were lower
◦Noninterest expense decreased 1%, driven by lower Federal Deposit Insurance Corporation (FDIC) assessment expense, lower operating losses, and the impact of efficiency initiatives, partially offset by higher revenue-related compensation expense primarily in WIM, an increase in advertising expense, and higher technology and equipment expense. Fourth quarter 2025 and 2024 included $612 million and $647 million of severance expense, respectively
◦Provision for credit losses in fourth quarter 2025 included a slight increase in the allowance reflecting higher commercial and industrial, auto, and credit card loan balances, largely offset by a lower allowance for commercial real estate loans

Endnotes are presented on page 9.	2

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Capital:
Total equity	$183.0	183.0	181.1
Common stockholders’ equity	164.7	164.7	160.7
Tangible common equity[1]	139.2	139.1	135.6
Common Equity Tier 1 (CET1) ratio[2]	10.6%	11.0	11.1
Total loss absorbing capacity (TLAC) ratio[3]	23.2	24.6	24.8
Supplementary Leverage Ratio (SLR)[4]	6.2	6.4	6.7

Liquidity:
Liquidity Coverage Ratio (LCR)[5]	119%	121	125

Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Net loan charge-offs	$1,046	942	1,211
Net loan charge-offs as a % of average total loans (annualized)	0.43%	0.40	0.53

Total nonaccrual loans	$8,201	7,614	7,730
As a % of total loans	0.83%	0.81	0.85
Total nonperforming assets	$8,503	7,832	7,936
As a % of total loans	0.86%	0.83	0.87

Allowance for credit losses for loans	$14,337	14,311	14,636
As a % of total loans	1.45%	1.52	1.60
Fourth Quarter 2025 vs. Third Quarter 2025
◦Commercial net loan charge-offs as a percentage of average loans were 0.22% (annualized), up from 0.18%, driven by higher commercial real estate net loan charge-offs, predominantly in the office portfolio, and higher commercial and industrial net loan charge-offs. The consumer net loan charge-off rate increased to 0.75% (annualized), up from 0.73%, on higher credit card and auto net loan charge-offs
◦Nonperforming assets as a percentage of total loans were 0.86%, up 3 basis points, driven by higher commercial real estate and commercial and industrial nonaccrual loans, partially offset by lower residential mortgage nonaccrual loans

Endnotes are presented on page 9.	3

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Dec 31, 2025 % Change from
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Sep 30, 2025	Dec 31, 2024
Earnings (in millions)
Consumer, Small and Business Banking	$6,591	6,567	6,067	—%	9
Consumer Lending:
Home Lending	807	870	854	(7)	(6)
Credit Card	1,600	1,663	1,489	(4)	7
Auto	282	256	263	10	7
Personal Lending	291	294	307	(1)	(5)
Total revenue	9,571	9,650	8,980	(1)	7
Provision for credit losses	911	767	911	19	—
Noninterest expense	5,820	5,968	5,925	(2)	(2)

Net income	$2,128	2,185	1,602	(3)	33

Average balances (in billions)
Loans	$329.3	325.3	321.4	1	2
Deposits	778.6	781.3	773.6	—	1
In third quarter 2025, we prospectively transferred approximately $8 billion of loans and approximately $6 billion of deposits related to certain business customers from the Commercial Banking operating segment to Consumer, Small and Business Banking in the Consumer Banking and Lending operating segment.
Fourth Quarter 2025 vs. Fourth Quarter 2024
◦Revenue increased 7%
▪Consumer, Small and Business Banking was up 9% driven by lower deposit pricing, higher deposit and loan balances, including the impact of the transfer noted above
▪Home Lending was down 6% due to lower net interest income on lower loan balances
▪Credit Card was up 7% on higher loan balances and higher card fees
▪Auto was up 7% due to higher loan balances
▪Personal Lending was down 5% driven by lower loan balances and loan spread compression
◦Noninterest expense decreased 2% driven by lower operating losses and the impact of efficiency initiatives, partially offset by higher advertising expense, as well as the impact of the transfer noted above

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Dec 31, 2025 % Change from
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Sep 30, 2025	Dec 31, 2024
Earnings (in millions)
Net interest income	$1,993	1,949	2,248	2%	(11)
Noninterest income	1,086	1,092	923	(1)	18
Total revenue	3,079	3,041	3,171	1	(3)
Provision for credit losses	105	39	33	169	218
Noninterest expense	1,443	1,445	1,525	—	(5)

Net income	$1,142	1,162	1,203	(2)	(5)

Average balances (in billions)
Loans	$224.0	219.4	221.8	2	1
Deposits	181.0	172.0	184.3	5	(2)
In third quarter 2025, we prospectively transferred approximately $8 billion of loans and approximately $6 billion of deposits related to certain business customers from the Commercial Banking operating segment to Consumer, Small and Business Banking in the Consumer Banking and Lending operating segment.
Fourth Quarter 2025 vs. Fourth Quarter 2024
◦Revenue decreased 3%
▪Net interest income was down 11% due to the impact of lower interest rates and the transfer noted above, partially offset by lower deposit pricing and higher loan balances
▪Noninterest income was up 18% driven by higher revenue from tax credit investments and equity investments
◦Noninterest expense decreased 5% due to the impact of the transfer noted above, as well as the impact of efficiency initiatives

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Dec 31, 2025 % Change from
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Sep 30, 2025	Dec 31, 2024
Earnings (in millions)
Banking:
Lending	$656	647	691	1%	(5)
Treasury Management and Payments	648	630	644	3	1
Investment Banking	457	554	491	(18)	(7)
Total Banking	1,761	1,831	1,826	(4)	(4)
Commercial Real Estate	1,236	1,186	1,274	4	(3)
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,164	1,355	1,179	(14)	(1)
Equities	453	450	385	1	18
Credit Adjustment (CVA/DVA/FVA) and Other	(15)	48	(71)	NM	79
Total Markets	1,602	1,853	1,493	(14)	7
Other	17	9	20	89	(15)
Total revenue	4,616	4,879	4,613	(5)	—
Provision for credit losses	78	(107)	205	173	(62)
Noninterest expense	2,347	2,362	2,300	(1)	2

Net income	$1,639	1,966	1,580	(17)	4

Average balances (in billions)
Loans	$312.9	295.9	274.0	6	14
Deposits	214.5	204.1	205.1	5	5
NM – Not meaningful
Fourth Quarter 2025 vs. Fourth Quarter 2024
◦Revenue was relatively flat
▪Banking was down 4% driven by lower investment banking revenue and the impact of lower interest rates, partially offset by higher loan balances
▪Commercial Real Estate was down 3% due to the impact of lower interest rates, lower revenue resulting from the sale of our non-agency third party servicing business in first quarter 2025, as well as lower loan balances, partially offset by increased capital markets activity
▪Markets was up 7% driven by higher revenue in equities, commodities, and structured products, partially offset by lower revenue in credit, rates, and foreign exchange products
◦Noninterest expense increased 2% driven by higher operating costs and higher professional and outside services expense, partially offset by the impact of efficiency initiatives

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Dec 31, 2025 % Change from
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Sep 30, 2025	Dec 31, 2024
Earnings (in millions)
Net interest income	$993	974	856	2%	16
Noninterest income	3,367	3,222	3,102	5	9
Total revenue	4,360	4,196	3,958	4	10
Provision for credit losses	(9)	(14)	(27)	36	67
Noninterest expense	3,492	3,421	3,307	2	6

Net income	$656	591	508	11	29

Total client assets (in billions)	2,509	2,473	2,293	1	9

Average balances (in billions)
Loans	$88.7	86.2	83.6	3	6
Deposits	134.5	127.4	118.3	6	14

Fourth Quarter 2025 vs. Fourth Quarter 2024
◦Revenue increased 10%
▪Net interest income was up 16% driven by lower deposit pricing and higher deposit and loan balances
▪Noninterest income was up 9% on higher asset-based fees driven by an increase in market valuations
◦Noninterest expense increased 6% due to higher revenue-related compensation expense, partially offset by the impact of efficiency initiatives

Corporate includes corporate treasury and enterprise functions, net of expense allocations, in support of the reportable operating segments (including funds transfer pricing, capital, and liquidity), as well as our investment portfolio and venture capital and private equity investments. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Dec 31, 2025 % Change from
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Sep 30, 2025	Dec 31, 2024
Earnings (in millions)
Net interest income	$(199)	(273)	(264)	27%	25
Noninterest income	388	449	368	(14)	5
Total revenue	189	176	104	7	82
Provision for credit losses	(45)	(4)	(27)	NM	(67)
Noninterest expense	624	650	843	(4)	(26)

Net income (loss)	$(204)	(315)	186	35	NM
NM – Not meaningful
Fourth Quarter 2025 vs. Fourth Quarter 2024
◦Revenue increased as fourth quarter 2024 included $448 million of net losses due to a repositioning of the investment securities portfolio and fourth quarter 2025 included lower results from our venture capital investments
◦Noninterest expense decreased and included lower FDIC assessment expense

Endnotes

Page 1 – Company-wide Financial Summary / Operating Segments
1.Net income and diluted earnings per common share (EPS) excluding the notable item of severance expense are non-GAAP financial measures. Excluding $612 million (pre-tax) of severance expense in fourth quarter 2025 resulted in an increase of $461 million (after-tax) to reported net income from $5.4 billion to $5.8 billion and an increase of $0.14 per diluted share to reported EPS from $1.62 to $1.76. Management believes these non-GAAP financial measures provide useful information to management, investors, and others in assessing the Company’s financial results.
2.Includes provision for credit losses for loans, debt securities, and other financial assets.
3.Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 framework. See the table on page 26 of the 4Q25 Quarterly Supplement for more information on CET1. CET1 for December 31, 2025, is a preliminary estimate.
4.Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
5.Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 4Q25 Quarterly Supplement.
6.In third quarter 2025, we prospectively transferred approximately $8 billion of loans and approximately $6 billion of deposits related to certain business customers from the Commercial Banking operating segment to Consumer, Small and Business Banking in the Consumer Banking and Lending operating segment.

Page 2 – Selected Company-wide Financial Information
1.Includes provision for credit losses for loans, debt securities, and other financial assets.
2.Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 4Q25 Quarterly Supplement.
3.The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

Page 3 – Selected Company-wide Capital and Liquidity Information
1.Tangible common equity is a non-GAAP financial measure. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 4Q25 Quarterly Supplement.
2.Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 framework. See the table on page 26 of the 4Q25 Quarterly Supplement for more information on CET1. CET1 for December 31, 2025, is a preliminary estimate.
3.Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for December 31, 2025, is a preliminary estimate.
4.SLR for December 31, 2025, is a preliminary estimate.
5.Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for December 31, 2025, is a preliminary estimate.

Conference Call
The Company will host a live conference call on Wednesday, January 14, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-673-9782 (U.S. and Canada) or 312-470-7126 (International/U.S. Toll) and enter passcode: 8320644#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnections-events.com/wf4qearnings25.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Wednesday, January 14 through
Wednesday, January 28. Please dial 1-800-835-4112 (U.S. and Canada) or 203-369-3829 (International/U.S. Toll) and enter passcode: 9408#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnections-events.com/wf4qearnings25.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company or any of its businesses, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (viii) future common stock dividends, common share repurchases and other uses of capital; (ix) our targeted range for return on assets, return on equity, and return on tangible common equity; (x) expectations regarding our effective income tax rate; (xi) the outcome of contingencies, such as legal actions; (xii) sustainability and governance related goals or commitments; and (xiii) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, declines in commercial real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters, trade policies, and any slowdown in global economic growth;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income and net interest margin;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, a reduction in the availability of funding or increased funding costs, a reduction in our ability to sell or securitize loans, and declines in asset values and/or recognition of impairment of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;
•regulatory matters, including the failure to resolve outstanding matters on a timely basis and the potential impact of new matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyberattacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;

•changes to tax laws, regulations, and guidance as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, the impact to our balance sheet of expected customer activity, our capital requirements and long-term targeted capital structure, the results of supervisory stress tests, market conditions (including the trading price of our stock), regulatory and legal considerations, including regulatory requirements under the Federal Reserve Board’s capital plan rule, and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov1.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time we may provide forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity or for net interest income excluding Markets. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
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About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $2.1 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 33 on Fortune’s 2025 rankings of America’s largest corporations.

Contact Information
Media
Beth Richek, 980-308-1568
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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